Exhibit 99.2
UNDER ARMOUR ANNOUNCES STRATEGIC
CHANGES IN ITS DIGITAL BUSINESS

BALTIMORE, Dec. 4, 2017 – Under Armour, Inc. (NYSE: UA, UAA) today announced management and reporting changes that continue to align its digital business against the company’s long term growth objectives.

Paul Fipps, Chief Technology Officer said, “As part of the restructuring we initiated this summer that integrates technology across our core business - connected fitness digital product, digital engineering and digital media - will now all report directly to me. This integration significantly enhances our ability to engage consumers with elevated experiences, premium products and personalized services.”

Michael La Guardia Appointed Senior Vice President, Digital Product
Within the new digital product, engineering and media structure, the company announced that Michael La Guardia will join as Senior Vice President, Digital Product. Reporting to Fipps, La Guardia will have responsibility for leading the strategy for all digital product development working cross-functionally with executive management, category leadership, marketing, creative/design, development and external partners to manage the successful creation and execution of Under Armour’s digital products. He will be based out of Under Armour's San Francisco office and starts on January 8, 2018.

La Guardia was most recently the head of product for both Yahoo! Finance and Sports. Prior to Yahoo!, Michael worked with AOL/Netscape in increasing positions of responsibility including Mozilla.org, the Netscape Browser and AIM, among other products. After Time Warner Cable bought the merged AOL/Netscape, he worked as VP, Product Management at LiveOps.

MyFitnessPal Co-Founders to Pursue Next Entrepreneurial Ventures
After years of post-acquisition leadership, Mike Lee and Albert Lee, the co-founders of MyFitnessPal, announced their decision to leave the company in January to pursue their next entrepreneurial ventures.

Fipps continued, “We’re appreciative of the nearly three years that Mike and Al have fully and generously served at Under Armour following the acquisition in early 2015. During this time, their leadership, partnership and vision have made a significant contribution to ensuring that Under Armour’s digital business is in the best position for success.”

David Bergman Named Chief Financial Officer
In a separate press release issued today, the company announced that David Bergman has been named Chief Financial Officer (CFO). Bergman has served as acting CFO since February 2017. Bergman reports to Kevin Plank and has responsibility for accounting, finance, internal audit and insurance, investor relations, tax and treasury. Bergman joined Under Armour in 2004 and has held several senior management roles within the company’s finance and accounting organization, including Corporate Controller and most recently Senior Vice President, Corporate Finance.

About Under Armour, Inc.
Under Armour, Inc., headquartered in Baltimore, Maryland is a leading innovator, marketer and distributor of branded performance athletic apparel, footwear and accessories. Designed to make all athletes better, the brand's innovative products are sold worldwide to consumers with active lifestyles. The company’s Connected Fitness™ platform powers the world’s largest digitally connected health and fitness community.

For further information, please visit www.uabiz.com.
# # #

Under Armour Contacts:
Diane Pelkey	Lance Allega
SVP, Global Communications	VP, Investor Relations
(410) 246-5927	(410) 246-6810